                                                     EXHIBIT NO. EX-99.h.3.xviii

                        DIMENSIONAL INVESTMENT GROUP INC.

                             GLOBAL EQUITY PORTFOLIO

                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT made this __ day of _____, 2003, by and between  DIMENSIONAL
INVESTMENT GROUP INC., a Maryland corporation (the "Fund"), on behalf of the:

                             Global Equity Portfolio

(the "Portfolio"),  a separate series of the Fund, and DIMENSIONAL FUND ADVISORS
INC., a Delaware corporation (the "Administrator").

     WHEREAS,  the  Fund  is  registered  as an  investment  company  under  the
Investment  Company Act of 1940, as amended,  and its  securities are registered under the Securities Act of 1933, as amended; and

     WHEREAS, the Portfolio,  as a separate series of the Fund, desires to avail itself of the services,  assistance  and facilities of an  administrator  and to have an administrator perform various  administrative and other services for it;
and

     WHEREAS,  the  Administrator  desires  to  provide  such  services  to  the
Portfolio.

     NOW,  THEREFORE,  in consideration of the terms and conditions  hereinafter set forth, it is agreed as follows:

     1.   Employment  of  the   Administrator.   The  Fund  hereby  employs  the
Administrator to supervise the administrative affairs of the Portfolio,  subject to the  direction of the Board of Directors  and the officers of the Fund on the terms  hereinafter set forth. The  Administrator  hereby accepts such employment and agrees to render the services  described herein for the compensation  herein provided.

     2. Services to be Provided by the Administrator.

     A. The Administrator shall supervise the administrative affairs of the Fund as they pertain to the Portfolio. Specifically, the Administrator shall:

          (1)  supervise  the  services  provided to the Fund for the benefit of the Portfolio by the Portfolio's custodian, transfer and dividend disbursing agent, printers, insurance carriers (as well as agents and brokers),  independent  accountants,  legal counsel and other persons who  provide  services to the Fund for the benefit of the
               Portfolio;

          (2)  assist  the Fund to  comply  with the  provisions  of  applicable federal, state, local and foreign securities, tax, organizational and other laws that:

               (i)  govern the business of the Fund in respect of the  Portfolio
                    (except  those that  govern  investment  of the  Portfolio's assets);

               (ii) regulate the offering of the Portfolio's shares; and

               (iii) provide for the taxation of the Portfolio;

          (3)  provide the  shareholders of the Portfolio with such  information regarding the operation and affairs of the  Portfolio,  and their investment  in its  shares,  as they or the Fund  may  reasonably request;

          (4)  assist the Portfolio to conduct  meetings of its  shareholders if and when called by the Board of Directors of the Fund;

          (5)  furnish  such  information  as the Board of Directors of the Fund
               may  require  regarding  any  investment   companies  (or  series
               thereof) in whose shares the Portfolio may invest; and

          (6)  provide such other administrative services for the benefit of the
               Portfolio as the Board of Directors may reasonably request.

     B. In carrying  out its  responsibilities  under  Section A herein,  to the extent the Administrator  deems necessary or desirable and at the expense of the
Portfolio,  the Administrator  shall be entitled to consult with, and obtain the assistance  of, the persons  described  in Section A,  paragraph  (1) herein who provide services to the Fund.

     C. The Administrator,  at its own expense, shall provide the Fund with such
office   facilities   and   equipment   as  may  be  necessary  to  conduct  the
administrative affairs of the Fund with respect to the Portfolio.

     3. Expenses of the Fund. It is understood  that the Portfolio  will pay all of its own expenses incurred to conduct its administrative affairs.

     4.  Compensation of the  Administrator.  For the services to be rendered by the  Administrator  as provided in Section 2 of this  Agreement,  the  Portfolio shall pay to the  Administrator,  at the end of each month, a fee equal to 0.30%
of the  average  daily  net  assets  of the  Portfolio.  If  this  Agreement  is terminated  prior  to the end of any  month,  the fee for  such  month  shall be prorated.

     5. Activities of the  Administrator.  The services of the  Administrator to the Fund or in respect of the Portfolio are not to be deemed exclusive,  and the
Administrator  shall be free to render similar services to others as long as its services to the Fund or with respect to the Portfolio are not impaired thereby.

     6. Liability of the Administrator.  No provision of this Agreement shall be deemed to protect the  Administrator  against any  liability  to the Fund or its shareholders to which the Administrator  might otherwise be subject by reason of willful  misfeasance,  bad faith or gross  negligence in the  performance of its duties or the reckless disregard of its obligations under this Agreement.

     7. Duration and Termination.

     A.  This  Agreement  shall  become  effective  on the date  written  below, provided  that  prior to such date it shall have been  approved  by the Board of
Directors of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days written notice to the other.

     B. Any notice under this Agreement shall be given in writing  addressed and delivered, or mailed postage-paid,  to the other party at the principal business office of such party.

     8.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision,  statute, rule or otherwise,  the remainder of this
Agreement shall not be affected thereby.

     9.  Governing  Law.  This  Agreement  shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed and effective on the ___ day of _______, 2003.

DIMENSIONAL FUND                            DIMENSIONAL INVESTMENT
ADVISORS INC.                               GROUP INC.

By:  _______________________                By:  __________________________
     Catherine L. Newell                         Michael T. Scardina
     Vice President and Secretary                Vice President, Chief Financial
                                                 Officer and Treasurer